UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                 FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                 Commission File Number: 0-31417

                       HOME MORTGAGE AND LOAN, INC.
                          F.K.A. CYBERGATE, INC.
                       ----------------------------
            (Exact name of registrant as specified in its charter)

                      3359 South Main Street, PMB 516
                        Salt Lake City, Utah 84115
                              (801) 994-0385
                      -------------------------------
             (Address, including zip code and telephone number,
        including area code, of registrants' principal executive offices)

                       Common Stock ($0.001 Par Value)
                       -------------------------------
        (Title of each class of securities covered by this Form.)

                                    None
                                    ----
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)      [X]              Rule 12h-3(b)(1)(ii)    [ ]
  Rule 12g-4(a)(1)(ii)     [X]              Rule 12h-3(b)(2)(i)     [ ]
  Rule 12g-4(a)(2)(i)      [ ]              Rule 12h-3(b)(2)(ii)    [ ]
  Rule 12g-4(a)(2)(ii)     [ ]              Rule 15d-6              [ ]
  Rule 12h-3(b)(1)(i)      [ ]

Approximate number of holders of record as of the certification
or notice date:       83
               ----------------

Pursuant to the requirements of the Securities Exchange Act of 1934 Home Mortgage and Loan, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 22, 2004                         By:         /s/ Sandra Jorgensen
                                                     ---------------------------
                                                     Sandra Jorgensen, President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.